Power of Attorney

I Robert J Christensen hereby appoint and constitute Michael K Walton and Irene E Song acting individually my true and lawful attorney in fact with full power to sign for me and in my name a Statement of Changes in Beneficial Ownership of Securities issued by PACCAR Inc on Form 4 and Form 5 to be filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 as amended together with any and all amendments thereto.  This power of attorney shall remain in effect until terminated by the undersigned in writing.

IN WITNESS WHEREOF the undersigned has executed this power of attorney this 23rd day of January 2015.

Robert J Christensen